UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 22, 2016 (January 5, 2016)

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Suite 500, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Hemispherx Biopharma, Inc. (the “Company”), announced today that its newly upgraded Alferon® facility in New Brunswick, NJ., will be constrained in its ability to manufacture product in the near future due to a flood in the upstream processing cleanroom that contains the bioreactor. The flood occurred on the afternoon of January 5, 2016, caused by a malfunctioning sprinkler pipe covering a large amount of the cleanroom in stagnant water and silt from the sprinkler system. Fortunately, the emergency systems that were/are in place did work, alerting its personnel and the local Fire Department that the pressure in the sprinkler system had dropped. Once the Fire Department deemed the facility safe to enter, the Company immediately alerted its insurance company and contracted a Damage Mitigation company to minimize the loss. The Company is currently working with equipment manufacturers, construction trades and vendors to assess the damage and curtail the amount of downtime to continue work need to complete the FDA Pre-Approval-Inspection. The Company will provide further updates on the situation and timelines to produce commercial Alferon®, once the damaged has been mitigated and the cleanroom has been re-validated to manufacture Alferon®.

The Company will focus on the Early Access Program and clinical sales during this hiatus, as, it believes, the damage should not impede such sales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

January 22, 2016	By:	/s/ Thomas K. Equels
Thomas K. Equels,
President